Exhibit 99.1

Beeline CEO Invests Additional $500,000 in Company, Reinforcing Confidence in Growth Strategy and Execution

CEO investment automatically converts into Beeline common stock on an above market basis

PROVIDENCE, R.I. – August 12, 2026 – Beeline Holdings, Inc. (Nasdaq: BLNE) (“Beeline” or the “Company”), a technology-driven mortgage lender and fractional equity platform, today announced that Chief Executive Officer Nicholas Liuzza has invested an additional $500,000 in the Company through a convertible note approved by Beeline’s Board of Directors.

The note will automatically convert into shares of Beeline common stock at 4:00 p.m. Eastern Time on August 19, 2026, at the higher of $1.50 per share or the average closing five-day VWAP during regular trading hours beginning August 12, 2026.

Liuzza said the investment reflects his confidence in Beeline’s strategy, recent operating progress and ability to execute on its long-term vision.

“I believe strongly in Beeline, our team and what we are building,” said Liuzza. “I am investing another $500,000 because I believe our recent results demonstrate that the strategy is working. Revenue is growing, margins are improving, we have materially reduced expenses, and we are increasingly focused on higher-margin products that can generate greater revenue per transaction.”

Liuzza continued, “The proposed TYTL combination adds another important dimension to that strategy. BeelineEquity gives us the opportunity to participate in a differentiated residential equity product whose economics are not directly tied to interest rates, while leveraging technology and infrastructure we have already built. I believe the combination of our core mortgage and title businesses, higher-margin Non-QM products and BeelineEquity can create a substantially different company as we scale.”

The investment also reflects management’s focus on maintaining financial discipline and aligning leadership with shareholders. By setting the conversion price at the higher of $1.50 or the applicable five-day VWAP, Liuzza’s investment is not structured with a discount to the market-based conversion price.

“Our objective is straightforward: grow revenue, expand margins, maintain tight control over expenses and execute,” Liuzza said. “As CEO and the largest shareholder, my interests are directly aligned with our shareholders. I believe in the opportunity ahead of Beeline, and I am willing to continue investing my own capital alongside them.”

The proposed TYTL transaction remains subject to completion of due diligence, negotiation and execution of definitive agreements, a fairness opinion, valuation analyses, shareholder approval and other customary closing conditions. There can be no assurance that the proposed transaction will be completed on the terms currently contemplated or at all.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the July margin, the focus on higher margin products and the proposed TYTL acquisition. Forward-looking statements may be identified by words such as “believe,” “may,” “estimate,” “anticipate,” “intend,” “plan,” “target,” “potential,” “will,” “expect” and similar expressions, though the absence of such words does not mean a statement is not forward-looking.

These forward-looking statements are based on current expectations, assumptions and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied. These risks include, among others, the ability to negotiate and execute definitive agreement with TYTL and other TYTL risks referred to in our press release of August 3, 2026; and the risks contained in our Form 10-K for the year ended December 31, 2026.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. Except as required by law, Beeline undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

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